Exhibit 99.1

CONSENT OF CIBC WORLD MARKETS INC.

We hereby consent to the references to our firm name and to our opinion contained under the headings entitled “Summary – Opinions of Financial Advisors” and “The Combination – Background of the Combination”, “—Factors Considered by the Abitibi Board of Directors” and “—Opinions of Abitibi’s Financial Advisors” and the inclusion of the text of our fairness opinion dated January 29, 2007 as Annex L to the Registration Statement on Form S-4 of AbitibiBowater Inc. dated March 19, 2007. In providing our consent, we do not intend that any person other than the directors of Abitibi-Consolidated Inc. rely upon our opinion.

Dated: March 16, 2007	/s/ CIBC World Markets Inc.